KPMG LLP
Two Manhattan West
375 9th Avenue, 17th Floor
New York, NY 10001
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-288579, 333-289012, and 333-295386) on Form S-3ASR, and registration statements (Nos. 333-288189 and 333-293290) on Form S-8 of our report dated November 10, 2026, with respect to the consolidated financial statements of Bitmine Immersion Technologies, Inc.
/s/ KPMG LLP
New York, New York
November 10, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.